Exhibit 99.2

WEINGARTEN REALTY INVESTORS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Rentals, net	$119,770	$95,813	$238,091	$203,863
Other	2,895	2,322	5,945	5,624
Total Revenues	122,665	98,135	244,036	209,487
Operating Expenses:
Depreciation and amortization	40,022	37,627	78,578	74,283
Operating	22,767	19,978	46,054	43,138
Real estate taxes, net	16,285	15,733	33,020	30,741
Impairment loss	122	—	447	44
General and administrative	11,691	12,920	22,295	15,227
Total Operating Expenses	90,887	86,258	180,394	163,433
Other Income (Expense):
Interest expense, net	(17,303)	(15,776)	(33,922)	(30,378)
Interest and other (expense) income, net	(4,713)	5,293	(3,059)	(535)
Gain on sale of property	480	7,898	9,611	21,474
Total Other Expense	(21,536)	(2,585)	(27,370)	(9,439)
Income Before Income Taxes and Equity in Earnings of Real Estate Joint Ventures and Partnerships	10,242	9,292	36,272	36,615
Provision for Income Taxes	(86)	(343)	(324)	(515)
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	4,285	3,428	8,372	30,525
Net Income	14,441	12,377	44,320	66,625
Less: Net Income Attributable to Noncontrolling Interests	(1,749)	(1,009)	(3,591)	(2,635)
Net Income Attributable to Common Shareholders	$12,692	$11,368	$40,729	$63,990
Earnings Per Common Share - Basic:
Net income attributable to common shareholders	$0.10	$0.09	$0.32	$0.50
Earnings Per Common Share - Diluted:
Net income attributable to common shareholders	$0.10	$0.09	$0.32	$0.50

See Notes to Condensed Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Income	$14,441	$12,377	$44,320	$66,625
Other Comprehensive Income:
Reclassification adjustment of derivatives and designated hedges into net income	(221)	(224)	(440)	(445)
Retirement liability adjustment	282	273	543	570
Total	61	49	103	125
Comprehensive Income	14,502	12,426	44,423	66,750
Comprehensive Income Attributable to Noncontrolling Interests	(1,749)	(1,009)	(3,591)	(2,635)
Comprehensive Income Adjusted for Noncontrolling Interests	$12,753	$11,417	$40,832	$64,115

See Notes to Condensed Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS
Property	$4,187,531	$4,246,334
Accumulated Depreciation	(1,193,095)	(1,161,970)
Property, net *	2,994,436	3,084,364
Investment in Real Estate Joint Ventures and Partnerships, net	362,132	369,038
Total	3,356,568	3,453,402

Unamortized Lease Costs, net	161,040	174,152

Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net *	70,039	81,016
Cash and Cash Equivalents *	73,344	35,418
Restricted Deposits and Escrows	11,702	12,338
Other, net	209,080	205,074
Total Assets	$3,881,773	$3,961,400

LIABILITIES AND EQUITY
Debt, net *	$1,786,962	$1,838,419
Accounts Payable and Accrued Expenses	95,979	104,990
Other, net	218,369	217,489
Total Liabilities	2,101,310	2,160,898

Commitments and Contingencies (see Note 12)	—	—

Equity:
Shareholders' Equity:
Common Shares of Beneficial Interest - par value, $.03 per share; shares authorized: 275,000; shares issued and outstanding:127,645 in 2021 and 127,313 in 2020	3,876	3,866
Additional Paid-In Capital	1,763,163	1,755,770
Net Income Less Than Accumulated Dividends	(155,730)	(128,813)
Accumulated Other Comprehensive Loss	(11,947)	(12,050)
Total Shareholders' Equity	1,599,362	1,618,773
Noncontrolling Interests	181,101	181,729
Total Equity	1,780,463	1,800,502
Total Liabilities and Equity	$3,881,773	$3,961,400

* Consolidated variable interest entities' assets and debt included in the above balances (see Note 13):
Property, net	$181,628	$193,271
Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net	8,236	9,489
Cash and Cash Equivalents	9,478	10,089
Debt, net	43,756	44,177

See Notes to Condensed Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash Flows from Operating Activities:
Net Income	$44,320	$66,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,578	74,283
Amortization of debt deferred costs and intangibles, net	1,223	1,392
Non-cash lease expense	581	641
Impairment loss	447	44
Equity in earnings of real estate joint ventures and partnerships, net	(8,372)	(30,525)
Gain on sale of property	(9,611)	(21,474)
Distributions of income from real estate joint ventures and partnerships	8,972	18,418
Changes in accrued rent, accrued contract receivables and accounts receivable, net	9,926	9,617
Changes in unamortized lease costs and other assets, net	(7,692)	(1,925)
Changes in accounts payable, accrued expenses and other liabilities, net	4,711	(10,076)
Other, net	1,995	1,672
Net cash provided by operating activities	125,078	108,692
Cash Flows from Investing Activities:
Acquisition of real estate and land, net	(5,220)	(25,506)
Development and capital improvements	(31,548)	(78,258)
Proceeds from sale of property and real estate equity investments, net	69,692	58,448
Real estate joint ventures and partnerships - Investments	(2,075)	(4,391)
Real estate joint ventures and partnerships - Distribution of capital	7,416	17,520
Other, net	(433)	(1,513)
Net cash provided by (used in) investing activities	37,832	(33,700)
Cash Flows from Financing Activities:
Principal payments of debt	(15,996)	(20,123)
Changes in unsecured credit facilities	(35,998)	12,000
Proceeds from issuance of common shares of beneficial interest, net	712	208
Repurchase of common shares of beneficial interest, net	—	(18,219)
Common share dividends paid	(67,646)	(73,994)
Debt issuance and extinguishment costs paid	—	(6)
Distributions to noncontrolling interests	(3,692)	(1,594)
Contributions from noncontrolling interests	—	1,150
Other, net	(3,000)	(1,439)
Net cash used in financing activities	(125,620)	(102,017)
Net increase (decrease) in cash, cash equivalents and restricted cash equivalents	37,290	(27,025)
Cash, cash equivalents and restricted cash equivalents at January 1	47,756	55,291
Cash, cash equivalents and restricted cash equivalents at June 30	$85,046	$28,266
Supplemental disclosure of cash flow information:
Cash paid for interest (net of amount capitalized of $1,375 and $4,573, respectively)	$33,121	$29,094
Cash paid for income taxes	$841	$793
Cash paid for amounts included in operating lease liabilities	$1,592	$1,555

See Notes to Condensed Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

(In thousands, except per share amounts)

	Six Months Ended June 30, 2021
	Common		Net Income	Accumulated
	Shares of	Additional	Less Than	Other
	Beneficial	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Interest	Capital	Dividends	Loss	Interests	Total
Balance, January 1, 2021	$3,866	$1,755,770	$(128,813)	$(12,050)	$181,729	$1,800,502
Net income			28,037		1,842	29,879
Shares issued under benefit plans, net	10	6,116				6,126
Dividends paid – common shares ($.30 per share)			(38,288)			(38,288)
Distributions to noncontrolling interests					(2,258)	(2,258)
Other comprehensive income				42		42
Other, net		(55)			(527)	(582)
Balance, March 31, 2021	3,876	1,761,831	(139,064)	(12,008)	180,786	1,795,421
Net income			12,692		1,749	14,441
Shares issued under benefit plans, net		1,332				1,332
Dividends paid – common shares ($.23 per share)			(29,358)			(29,358)
Distributions to noncontrolling interests					(1,434)	(1,434)
Other comprehensive income				61		61
Balance, June 30, 2021	$3,876	$1,763,163	$(155,730)	$(11,947)	$181,101	$1,780,463

	Six Months Ended June 30, 2020
	Common		Net Income	Accumulated
	Shares of	Additional	Less Than	Other
	Beneficial	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Interest	Capital	Dividends	Loss	Interests	Total
Balance, January 1, 2020	$3,905	$1,779,986	$(74,293)	$(11,283)	$177,845	$1,876,160
Net income			52,622		1,626	54,248
Shares repurchased and cancelled	(25)	(18,194)				(18,219)
Shares issued under benefit plans, net	10	5,767				5,777
Cumulative effect adjustment of new accounting standards			(711)			(711)
Dividends paid – common shares ($.395 per share)			(50,935)			(50,935)
Distributions to noncontrolling interests					(1,301)	(1,301)
Contributions from noncontrolling interests					1,150	1,150
Other comprehensive income				76		76
Balance, March 31, 2020	3,890	1,767,559	(73,317)	(11,207)	179,320	1,866,245
Net income			11,368		1,009	12,377
Shares issued under benefit plans, net		413				413
Dividends paid – common shares ($.18 per share)			(23,059)			(23,059)
Distributions to noncontrolling interests					(293)	(293)
Other comprehensive income				49		49
Balance, June 30, 2020	$3,890	$1,767,972	$(85,008)	$(11,158)	$180,036	$1,855,732

See Notes to Condensed Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Summary of Significant Accounting Policies

Business

Weingarten Realty Investors is a real estate investment trust (“REIT”) organized under the Texas Business Organizations Code. We currently operate, and intend to operate in the future, as a REIT.

We, and our predecessor entity, began the ownership of shopping centers and other commercial real estate in 1948. Our primary business is leasing space to tenants in the shopping centers we own or lease. We also provide property management services for which we charge fees to either joint ventures where we are partners or other outside owners.

We operate a portfolio of neighborhood and community shopping centers, totaling approximately 29.7 million square feet of gross leasable area that is either owned by us or others. We have a diversified tenant base, with two of our largest tenants each comprising only 2.6% of base minimum rental revenues during the six months of 2021. Total revenues generated by our centers located in Houston and its surrounding areas was 24.3% of total revenue for the six months ended June 30, 2021, and an additional 7.9% of total revenue was generated during this period from centers that are located in other parts of Texas. Also, in Florida and California, an additional 19.7% and 15.9%, respectively, of total revenue was generated during the six months ended June 30, 2021.

Proposed Merger

On April 15, 2021, we announced our entry into a definitive merger agreement (the “Merger Agreement”) with Kimco Realty Corporation (“Kimco”). The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, (1) the Company will be merged with and into Kimco (the “Merger”), with Kimco continuing as the surviving corporation in the Merger, and (2) at the effective time of the Merger (the “Effective Time”), each common share of the Company (other than certain shares as set forth in the Merger Agreement) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive (i) 1.408 shares of common stock of Kimco and (ii) $2.89 in cash, subject to customary anti-dilution adjustments and any adjustment that may be made pursuant to the terms of the Merger Agreement in certain circumstances relating to a special pre-closing distribution by us. On July 15, 2021, our Board of Trust Managers declared a special dividend of $.69 per common share, which is payable on August 2, 2021 to shareholders of record on July 28, 2021. The special dividend is being paid in connection with the anticipated Merger and to satisfy the REIT taxable income distribution requirements. Under the terms of the Merger Agreement, our payment of the special dividend adjusts the cash consideration to be paid by Kimco at the closing of the Merger from $2.89 per share to $2.20 per share, and does not affect the payment of the share consideration of 1.408 newly issued shares of common stock of Kimco for each of our common shares owned immediately prior to the Effective Time (see Note 6 for additional information). During the period from the date of the Merger Agreement until the completion of the Merger, we are subject to certain restrictions on our ability to engage with third parties regarding alternative acquisition proposals and on the conduct of our business.

The closing of the Merger is expected to occur on August 3, 2021, pending the receipt of the necessary shareholder approvals and satisfaction or waiver of the other closing conditions specified in the Merger Agreement. Kimco and we have each scheduled a special meeting of their shareholders for August 3, 2021 seeking their approval of Merger related proposals. There can be no assurance that all closing conditions will be satisfied or waived by August 3, 2021, that the Merger will close on August 3, 2021 or that the Merger will be consummated.

For both the three and six months ended June 30, 2021, we have recorded costs of $8.4 million associated with the Merger, included in Interest and Other (Expense) Income, net. Estimated additional costs to be paid, if or when the Merger closes are $46.1 million which includes costs associated primarily with personnel and financial, legal, tax and audit advisors (see Note 12). Also, if and when the Merger closes, we estimate a net write-off of assets and liabilities based on June 30, 2021 balances of $1.1 million in additional expense due primarily to the vesting acceleration of restricted shares and other personnel related accruals. These estimates are based on the best information available to management and may be impacted by future developments related to the Merger that could result in inaccurate estimates that could be material to our consolidated financial statements.

Pandemic

In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a pandemic. The impact of COVID-19 continues to evolve and most cities and states have imposed measures to control its spread including social distancing and limiting group gatherings. These measures created risks and uncertainties surrounding our operations and geographic concentrations. The pandemic resulted in, at certain times and locations, the closure or limited operations of non-essential businesses and consumer/employee stay-at-home provisions. Given the continually evolving situation, the duration and severity of these matters and their ultimate effect are uncertain at this time. As judgments and estimates made by management are based on the best information available at the time, any evaluations impacted by future developments caused by the COVID-19 pandemic could result in inaccurate estimates when determining values that could be material to our consolidated financial statements.

Basis of Presentation

Our condensed consolidated financial statements include the accounts of our subsidiaries, certain partially owned real estate joint ventures or partnerships and variable interest entities (“VIEs”) which meet the guidelines for consolidation. All intercompany balances and transactions have been eliminated.

The condensed consolidated financial statements included in this report are unaudited; however, amounts presented in the condensed consolidated balance sheet as of December 31, 2020 are derived from our audited financial statements at that date. In our opinion, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated financial statements and notes are presented as permitted by Form 10-Q and certain information included in our annual financial statements and notes thereto has been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and related notes for the year ended December 31, 2020.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Such statements require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. We have evaluated subsequent events for recognition or disclosure in our condensed consolidated financial statements.

Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net

The duration of the COVID-19 pandemic and its impact on our tenants’ operations has caused uncertainty in our ongoing ability to collect rents when due. Considering the potential impact of this uncertainty, our collection assessment continues to consider the type of retailer and current discussions with the tenants, as well as recent rent collection experience and tenant bankruptcies based on the best information available to management at the time of evaluation. For the three and six months ended June 30, 2021, rental revenues increased by $1.2 million and $2.9 million, respectively, due to the realization of net recoveries. For the three and six months ended June 30, 2020, rental revenues were reduced by $19.3 million and $28.7 million, respectively, due primarily to COVID lease related reserves and write-offs, which included $4.8 million and $12.4 million, respectively, for straight-line rent receivables.

Additionally, we continue to have lease negotiations with tenants directly related to the effects of the COVID-19 pandemic. At June 30, 2021 and December 31, 2020, included in Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net, we have deferred lease concessions not currently due of $5.0 million and $9.6 million, respectively. Additionally for the three and six months ended June 30, 2021, rent abatements totaled $1.5 million and $3.5 million, respectively, which includes $1.3 million and $2.8 million for cash basis tenants. For both the three and six months ended June 30, 2020, $.3 million of rent abatements were recorded (see Note 7 for additional information). Discussions are continuing with tenants as the effects of the COVID-19 pandemic and related mandates evolve.

Restricted Deposits and Escrows

Restricted deposits are held or restricted for a specific use or in a qualified escrow account for the purposes of completing like-kind exchange transactions. Escrows consist of deposits held by third parties or lenders for a specific use, including capital improvements, rental income and taxes.

Our restricted deposits and escrows consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Restricted deposits	$11,397	$12,122
Escrows	305	216
Total	$11,702	$12,338

Accumulated Other Comprehensive Loss

Changes in accumulated other comprehensive loss by component consists of the following (in thousands):

			Defined
			Benefit
			Pension
	Gain on		Plan-
	Cash Flow		Actuarial
	Hedges		Loss		Total
Balance, December 31, 2020	$(2,724)		$14,774		$12,050
Amounts reclassified from accumulated other comprehensive loss	219	(1)	(261)	(2)	(42)
Net other comprehensive loss (income)	219		(261)		(42)
Balance, March 31, 2021	(2,505)		14,513		12,008
Amounts reclassified from accumulated other comprehensive loss	221	(1)	(282)	(2)	(61)
Net other comprehensive loss (income)	221		(282)		(61)
Balance, June 30, 2021	$(2,284)		$14,231		$11,947

			Defined
			Benefit
			Pension
	Gain on		Plan-
	Cash Flow		Actuarial
	Hedges		Loss		Total
Balance, December 31, 2019	$(3,614)		$14,897		$11,283
Amounts reclassified from accumulated other comprehensive loss	221	(1)	(297)	(2)	(76)
Net other comprehensive loss (income)	221		(297)		(76)
Balance, March 31, 2020	(3,393)		14,600		11,207
Amounts reclassified from accumulated other comprehensive loss	224	(1)	(273)	(2)	(49)
Net other comprehensive loss (income)	224		(273)		(49)
Balance, June 30, 2020	(3,169)		14,327		11,158
(1)	This reclassification component is included in interest expense.
(2)	This reclassification component is included in the computation of net periodic benefit cost (see Note 11 for additional information).

Additionally, as of June 30, 2021 and December 31, 2020, the net gain balance in accumulated other comprehensive loss relating to previously terminated cash flow interest rate swap contracts was $2.3 million and $2.7 million, respectively, which will be reclassified to net interest expense as interest payments are made on the originally hedged debt. Within the next 12 months, approximately $.9 million in accumulated other comprehensive loss is expected to be reclassified as a reduction to interest expense related to our interest rate contracts.

Note 2. Newly Issued Accounting Pronouncements

Not Yet Adopted

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-04, “Reference Rate Reform (Topic 848)”, as amended by ASU No. 2021-01. This ASU contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in this ASU is optional and may be elected over time as reference rate reform activities occur. At January 1, 2020, we elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. The adoption of this portion of the ASU did not have a material impact to our consolidated financial statements. We continue to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.

In August 2020, the FASB issued ASU No. 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” The guidance in this ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This simplification results by removing major separation models required under current GAAP. Additionally, it removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation. The provisions of ASU No. 2020-06 are effective for us as of January 1, 2022 using either a modified retrospective method or a fully retrospective method, and early adoption is permitted beginning for us as of January 1, 2021. Although we are still assessing the impact of this ASU's adoption, we do not believe this ASU will have a material impact to our consolidated financial statements.

Note 3. Property

Our property consists of the following (in thousands):

	June 30,	December 31,
	2021	2020
Land	$949,307	$948,622
Land held for development	38,726	39,936
Land under development	1,404	19,830
Buildings and improvements	3,139,504	3,082,509
Construction in-progress	58,590	155,437
Total	$4,187,531	$4,246,334

During the six months ended June 30, 2021, we sold four centers and other property. Aggregate gross sales proceeds from these transactions approximated $71.4 million and generated gains of approximately $9.6 million. In addition, during the six months ended June 30, 2021, we acquired real estate assets with an aggregate gross purchase price of $5.2 million, and we invested $10.9 million in new development projects. Subsequent to June 30, 2021, we sold one center and other property with aggregate gross proceeds totaling $43.8 million.

Note 4. Investment in Real Estate Joint Ventures and Partnerships

We own interests in real estate joint ventures or limited partnerships in which we exercise significant influence, but do not have financial and operating control. We account for these investments using the equity method, and our interests ranged for the periods presented from 20% to 90% in both 2021 and 2020. Combined condensed financial information of these ventures (at 100%) is summarized as follows (in thousands):

	June 30,	December 31,
	2021	2020
Combined Condensed Balance Sheets

ASSETS
Property	$1,098,782	$1,093,504
Accumulated depreciation	(291,039)	(275,802)
Property, net	807,743	817,702
Other assets, net	79,431	81,285
Total Assets	$887,174	$898,987

LIABILITIES AND EQUITY
Debt, net (primarily mortgages payable)	$191,089	$192,674
Amounts payable to Weingarten Realty Investors and Affiliates	9,038	9,836
Other liabilities, net	17,846	15,340
Total Liabilities	217,973	217,850
Equity	669,201	681,137
Total Liabilities and Equity	$887,174	$898,987

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Combined Condensed Statements of Operations
Revenues, net	$29,613	$26,817	$59,558	$60,556
Expenses:
Depreciation and amortization	8,416	8,902	16,854	17,664
Interest, net	1,132	2,334	2,756	4,752
Operating	5,438	5,462	11,261	12,573
Real estate taxes, net	3,592	4,215	7,127	8,615
General and administrative	198	233	303	338
Provision for income taxes	16	34	32	70
Total	18,792	21,180	38,333	44,012
Gain on dispositions	13	2,090	61	46,789
Net income	$10,834	$7,727	$21,286	$63,333

Our investment in real estate joint ventures and partnerships, as reported in our Condensed Consolidated Balance Sheets, differs from our proportionate share of the entities’ underlying net assets due to basis differences, which arose upon the transfer of assets to the joint ventures. The net positive basis differences, which totaled $10.5 million and $10.7 million at June 30, 2021 and December 31, 2020, respectively, are generally amortized over the useful lives of the related assets.

We recorded joint venture fee income of $1.3 million and $1.1 million included in Other revenue for the three months ended June 30, 2021 and 2020, respectively, and $2.9 million and $2.7 million for the six months ended June 30, 2021 and 2020, respectively. Additionally, for the three and six months ended June 30, 2021, our joint venture and partnerships have increased revenues by $.3 million and $1.0 million, respectively, due to the realization of net recoveries, of which our share totaled $.1 million and $.2 million, respectively. For the three and six months ended June 30, 2020, our joint venture and partnerships reduced revenues by $5.1 million and $5.9 million, respectively, due primarily to COVID lease related reserves and write-offs, which included $1.7 million and $2.6 million for straight-line rent receivables. Of these amounts for the three and six months ended June 30, 2020, our share totaled $1.7 million and $2.0 million, respectively, which included $.4 million and $.7 million, respectively, for straight-line rent receivables. For additional information, see Note 1.

Effective as of March 31, 2021, a secured variable-rate loan of $170 million was extended to March 31, 2022 under an available one-year extension and has an additional one-year renewal option available.

Subsequent to June 30, 2021, a center in a 20% owned unconsolidated real estate joint venture was sold with gross sales proceeds totaling $25.5 million. During 2020, we sold two centers and our interest in two centers, ranging from 20% to 50%, at an aggregate gross value of approximately $148.3 million, of which our share of the gain, included in equity earnings in real estate joint ventures and partnerships, totaled $23.5 million. Also during 2020, we invested an additional $8.7 million in a 90% owned unconsolidated real estate joint venture for a mixed-use new development.

In December 2020, we acquired our partner’s 42.25% interest in a center at an unconsolidated real estate joint venture for approximately $115.2 million. The transaction resulted in the consolidation of the property in our consolidated financial statements.

Note 5. Debt

Our debt consists of the following (in thousands):

	June 30,	December 31,
	2021	2020
Debt payable, net to 2038 (1)	$1,707,677	$1,723,073
Unsecured notes payable under credit facilities	4,002	40,000
Debt service guaranty liability	53,650	53,650
Finance lease obligation	21,633	21,696
Total	$1,786,962	$1,838,419
(1)	At both June 30, 2021 and December 31, 2020, interest rates ranged from 3.3% to 7.0% at a weighted average rate of 3.9%.

The allocation of total debt between fixed and variable-rate as well as between secured and unsecured is summarized below (in thousands):

	June 30,	December 31,
	2021	2020
As to interest rate (including the effects of interest rate contracts):
Fixed-rate debt	$1,782,960	$1,798,419
Variable-rate debt	4,002	40,000
Total	$1,786,962	$1,838,419
As to collateralization:
Unsecured debt	$1,453,858	$1,488,909
Secured debt	333,104	349,510
Total	$1,786,962	$1,838,419

We maintain a $500 million unsecured revolving credit facility, which was amended and extended on December 11, 2019. This facility expires in March 2024, provides for two consecutive six-month extensions upon our request, and borrowing rates that float at a margin over LIBOR plus a facility fee. At both June 30, 2021 and December 31, 2020, the borrowing margin and facility fee, which are priced off a grid that is tied to our senior unsecured credit ratings, were 82.5 and 15 basis points, respectively. The facility also contains a competitive bid feature that allows us to request bids for up to $250 million. Additionally, an accordion feature allows us to increase the facility amount up to $850 million.

Additionally, we have a $10 million unsecured short-term facility, which was amended and extended on March 24, 2021, that we maintain for cash management purposes, which matures in March 2022. At both June 30, 2021 and December 31, 2020, the facility provided for fixed interest rate loans at a 30-day LIBOR rate plus a borrowing margin, facility fee and an unused facility fee of 125, 10, and 5 basis points, respectively.

The following table discloses certain information regarding our unsecured notes payable under our credit facilities (in thousands, except percentages):

	June 30,	December 31,
	2021	2020
Unsecured revolving credit facility:
Balance outstanding	$—	$40,000
Available balance	498,068	458,068
Letters of credit outstanding under facility	1,932	1,932
Variable interest rate (excluding facility fee)	—%	0.94%
Unsecured short-term facility:
Balance outstanding	$4,002	$—
Variable interest rate (excluding facility fee)	1.38%	—%
Both facilities:
Maximum balance outstanding during the period	$40,000	$497,000
Weighted average balance	2,725	74,311
Year-to-date weighted average interest rate (excluding facility fee)	0.94%	1.0%

Related to a development project in Sheridan, Colorado, we have provided a guaranty for the payment of any debt service shortfalls until a coverage rate of 1.4x is met on tax increment revenue bonds issued in connection with the project. The bonds are to be repaid with incremental sales and property taxes and a public improvement fee (“PIF”) to be assessed on current and future retail sales and, to the extent necessary, any amounts we may have to provide under a guaranty. The incremental taxes and PIF are to remain intact until the earlier of the date the bond liability has been paid in full or 2040. Therefore, a debt service guaranty liability equal to the fair value of the amounts funded under the bonds was recorded. As of both June 30, 2021 and December 31, 2020, we had $53.7 million outstanding for the debt service guaranty liability.

Various leases and properties, and current and future rentals from those leases and properties, collateralize certain debt. At June 30, 2021 and December 31, 2020, the carrying value of such assets aggregated $605.7 million and $634.4 million, respectively. Additionally, at both June 30, 2021 and December 31, 2020, investments of $6.0 million, included in Restricted Deposits and Escrows, are held as collateral for letters of credit totaling $6.0 million.

Scheduled principal payments on our debt (excluding $4.0 million unsecured notes payable under our revolving credit facilities, $21.6 million of a finance lease obligation, $(2.7) million net premium/(discount) on debt, $(3.9) million of deferred debt costs, $4.9 million of non-cash debt-related items, and $53.7 million debt service guaranty liability) are due during the following years (in thousands):

2021 remaining	$2,799
2022	308,298
2023	348,207
2024	252,561
2025	294,232
2026	277,733
2027	53,604
2028	92,159
2029	70,304
2030	950
Thereafter	8,569
Total	$1,709,416

Our various debt agreements contain restrictive covenants, including minimum interest and fixed charge coverage ratios, minimum unencumbered interest coverage ratios, minimum net worth requirements and maximum total debt levels. We are not aware of any non-compliance with our public debt and revolving credit facility covenants as of June 30, 2021.

Note 6. Common Shares of Beneficial Interest

We have a $200 million share repurchase plan where we may repurchase common shares of beneficial interest ("common shares") from time-to-time in open-market or in privately negotiated purchases. Subject to the applicable restrictions contained in the Merger Agreement, the timing and amount of any shares repurchased will be determined by management based on its evaluation of market conditions and other factors. The repurchase plan may be suspended or discontinued at any time, and we have no obligations to repurchase any amount of our common shares under the plan.

During the six months ended June 30, 2021, no common shares were repurchased, and 1.7 million common shares were repurchased at an average price of $19.09 per share during the year ended December 31, 2020. At June 30, 2021 and as of the date of this filing, $149.4 million of common shares remained available to be repurchased under this plan.

On July 15, 2021, our Board of Trust Managers declared a special dividend of $.69 per common share, which is payable on August 2, 2021 to shareholders of record on July 28, 2021. The special dividend is being paid in connection with the anticipated Merger and to satisfy the REIT taxable income distribution requirements (see Note 1 for additional information).

Note 7. Leasing Operations

As a commercial real estate lessor, generally our leases are for terms of 10 years or less and may include multiple options, upon tenant election, to extend the lease term in increments up to five years. Our leases typically do not include an option to purchase. Tenant terminations prior to the lease end date occasionally results in a one-time termination fee based on the remaining unpaid lease payments including variable payments and could be material to the tenant. Many of our leases have increasing minimum rental rates during the terms of the leases through escalation provisions. In addition, the majority of our leases provide for variable rental revenues, such as, reimbursements of real estate taxes, maintenance and insurance and may include an amount based on a percentage of the tenants’ sales. Also, net rent abatements related to the COVID-19 pandemic of $.2 million and $.7 million were recorded as a reduction to variable lease payments for the three and six months ended June 30, 2021, respectively. For both the three and six months ended June 30, 2020, $.3 million were recorded as a reduction to variable lease payments (see Note 1 for additional information).

Variable lease payments recognized in Rentals, net are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Variable lease payments	$25,268	$24,084	$52,142	$50,961

Note 8. Supplemental Cash Flow Information

Cash, cash equivalents and restricted cash equivalents consists of the following (in thousands):

	June 30,
	2021	2020
Cash and cash equivalents	$73,344	$14,203
Restricted deposits and escrows (see Note 1)	11,702	14,063
Total	$85,046	$28,266

Supplemental disclosure of non-cash transactions is summarized as follows (in thousands):

	Six Months Ended
	June 30,
	2021	2020
Accrued property construction costs	$3,737	$11,880
Right-of-use assets exchanged for operating lease liabilities	—	448
Increase in debt, net associated with the acquisition of real estate and land	—	17,952

Note 9. Earnings Per Share

Earnings per common share – basic is computed using net income attributable to common shareholders and the weighted average number of shares outstanding – basic. Earnings per common share – diluted includes the effect of potentially dilutive securities. Earnings per common share – basic and diluted components for the periods indicated are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Numerator:
Net income	$14,441	$12,377	$44,320	$66,625
Net income attributable to noncontrolling interests	(1,749)	(1,009)	(3,591)	(2,635)
Net income attributable to common shareholders – basic and diluted	$12,692	$11,368	$40,729	$63,990
Denominator:
Weighted average shares outstanding – basic	126,600	127,242	126,559	127,552
Effect of dilutive securities:
Share options and awards	1,039	861	1,096	899
Weighted average shares outstanding – diluted	127,639	128,103	127,655	128,451

Anti-dilutive securities of our common shares, which are excluded from the calculation of earnings per common share – diluted, are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating partnership units	1,409	1,432	1,419	1,432

Note 10. Share Options and Awards

During the six months ended June 30, 2021, we granted share awards incorporating both service-based and market-based measures to promote share ownership among the participants and to emphasize the importance of total shareholder return (“TSR”). The term of each grant varies depending upon the participant’s responsibilities and position within the Company. We categorize these share awards as either service-based share awards or market-based share awards. All awards were valued at the fair market value on the date of grant and earn dividends from the date of grant. Compensation expense is measured at the grant date and recognized over the vesting period. Generally, unvested share awards are forfeited upon the termination of the participant’s employment with us without cause.

The fair value of the market-based share awards was estimated on the date of grant using a Monte Carlo valuation model based on the following assumptions:

	Six Months Ended
	June 30, 2021
	Minimum	Maximum
Dividend yield	3.5%	6.0%
Expected volatility (1)	44.0%	46.0%
Expected life (in years)	N/A	3
Risk-free interest rate	0.0%	0.16%
(1)	Includes the volatility of the FTSE NAREIT U.S. Shopping Center Index and Weingarten Realty Investors.

A summary of the status of unvested share awards for the six months ended June 30, 2021 is as follows:

		Weighted
		Average
	Unvested	Grant
	Share	Date Fair
	Awards	Value
Outstanding, January 1, 2021	856,295	$28.00
Granted:
Service-based awards	226,379	20.90
Market-based awards relative to FTSE NAREIT U.S. Shopping Center Index	104,046	22.28
Market-based awards relative to three-year absolute TSR	104,045	21.90
Trust manager awards	17,898	32.48
Vested	(267,205)	25.49
Forfeited	(1,052)	24.43
Outstanding, June 30, 2021	1,040,406	$26.00

The Merger Agreement and the plans under which restricted shares were granted and other agreements provide that all restricted shares will become vested at the Effective Time (see Note 1 for additional information). Disregarding the impact at the Effective Time, as of June 30, 2021 and December 31, 2020, there was approximately $2.7 million and $1.8 million, respectively, of total unrecognized compensation cost related to unvested share awards, which is expected to be amortized, over a weighted average of 2.0 years and 1.6 years at June 30, 2021 and December 31, 2020, respectively.

In accordance with the Merger Agreement, on July 15, 2021, the Board of Trust Managers granted three-year cliff vesting restricted share awards. On the grant date, 139,355 common shares were awarded with a total compensation cost of $4.5 million, in which $3.8 million was recorded as of June 30, 2021 for retirement eligible recipients. The awards were valued at the fair market value on the date of grant and earn dividends from the date of grant.

Note 11. Employee Benefit Plans

Defined Benefit Plan

We sponsor a noncontributory qualified retirement plan. The components of net periodic benefit (income) cost for this plan are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Service cost	$457	$305	$786	$578
Interest cost	533	397	1,024	677
Expected return on plan assets	(1,488)	(840)	(2,527)	(1,432)
Amortization of net loss	282	273	543	570
Total	$(216)	$135	$(174)	$393

The components of net periodic benefit (income) cost other than the service cost component are included in Interest and Other (Expense) Income, net in the Condensed Consolidated Statements of Operations.

No contribution is anticipated to be paid to the qualified retirement plan during 2021, which may vary based upon the timing of the closing of the Merger. Pursuant to the Merger Agreement, the qualified retirement plan will be frozen on the day of closing of the Merger per the Merger Agreement and then terminated post-closing (see Note 1 for additional information). During 2020, we contributed $1.0 million to the qualified retirement plan.

Defined Contribution Plans

Compensation expense related to our defined contribution plans was $1.0 million and $.9 million for the three months ended June 30, 2021 and 2020, respectively, and $2.1 million and $2.0 million for the six months ended June 30, 2021 and 2020, respectively.

Pursuant to the Merger Agreement, the Savings and Investment Plan (“Plan”) has been amended to cease all participant elective deferrals and employer contributions as of the date coincident with or immediately following the Effective Time, except for contributions that are necessary to satisfy any funding obligations that are attributable to time periods ending on or before such date. Also, the Plan is in the process of merging with Kimco’s applicable defined contribution plan by January 1, 2022.

Also, our two separate and independent nonqualified supplemental retirement plans (“SRP”) shall be terminated as of the Effective Time, and the participants of the SRP plans shall receive all amounts deferred under such plans as soon as practicable after the Effective Time.

Deferred Compensation Plan

Pursuant to the Merger Agreement, the deferred compensation plan will be terminated as of the Effective Time, and the participants of this plan will receive all amounts deferred under the plan as soon as practicable after the Effective Time.

Note 12. Commitments and Contingencies

Commitments and Contingencies

As of June 30, 2021 and December 31, 2020, we participated in two real estate ventures structured as DownREIT partnerships. We have operating and financial control over these ventures and consolidate them in our condensed consolidated financial statements. These ventures allow the outside limited partners to put their interest in the partnership to us, and we have the option to redeem the interest in cash or a fixed number of our common shares, at our discretion. We also participate in a real estate venture that has a property in Texas that allowed its outside partner to put operating partnership units to us. We have the option to redeem these units in cash or a fixed number of our common shares, at our discretion. The aggregate redemption value of these interests was approximately $45 million and $31 million as of June 30, 2021 and December 31, 2020, respectively.

As of June 30, 2021, we have entered into commitments aggregating $42.2 million comprised principally of construction contracts which are generally due in 12 to 36 months.

The closing of the Merger is expected to occur on August 3, 2021. We have entered into commitments to be expensed, if and when the Merger closes that management has estimated to be $46.1 million which includes costs associated primarily with personnel and financial, legal, tax and audit advisors. See Note 1 for additional information. Additionally, if the Merger were not to close, under certain circumstances as defined in the Merger Agreement, a termination fee may have to be paid to Kimco, which is the lesser of $115,000,000 or the maximum amount that could be paid to Kimco without causing Kimco to fail to qualify as a REIT under the Internal Revenue Code for such year.

Subject to the covenants set forth in the Merger Agreement, we issue letters of intent signifying a willingness to negotiate for acquisitions, dispositions or joint ventures, as well as other types of potential transactions, during the ordinary course of our business. Such letters of intent and other arrangements are non-binding to all parties unless and until a definitive contract is entered into by the parties. Even if definitive contracts relating to the acquisition or disposition of property are entered into, these contracts generally provide the purchaser a time period to evaluate the property and conduct due diligence. The purchaser, during this time, will have the ability to terminate a contract without penalty or forfeiture of any deposit or earnest money. No assurance can be provided that any definitive contracts will be entered into with respect to any matter covered by letters of intent, or that we will consummate any transaction contemplated by a definitive contract. Additionally, due diligence periods for property transactions are frequently extended as needed. An acquisition or disposition of property becomes probable at the time the due diligence period expires and the definitive contract has not been terminated. Our risk is then generally extended only to any earnest money deposits associated with property acquisition contracts, and our obligation to sell under a property sales contract.

We are subject to numerous federal, state and local environmental laws, ordinances and regulations in the areas where we own or operate properties. We are not aware of any contamination which may have been caused by us or any of our tenants that would have a material effect on our condensed consolidated financial statements.

As part of our risk management activities, we have applied and been accepted into state sponsored environmental programs which will limit our expenses if contaminants need to be remediated. We also have an environmental insurance policy that covers us against third party liabilities and remediation costs.

While we believe that we do not have any material exposure to environmental remediation costs, changes in the law or new discoveries of contamination may result in additional liabilities to us.

Litigation

We are involved in various matters of litigation arising in the normal course of business. While we are unable to predict the amounts involved, our management and counsel are of the opinion that, when such litigation is resolved, any additional liability, if any, will not have a material effect on our condensed consolidated financial statements.

Note 13. Variable Interest Entities

Consolidated VIEs:

At both June 30, 2021 and December 31, 2020, eight of our real estate joint ventures, whose activities primarily consisted of owning and operating 19 and 21 neighborhood/community shopping centers, respectively, were determined to be VIEs. Based on a financing agreement by one of our real estate joint ventures that has a bottom dollar guaranty, which is disproportionate to our ownership, we have determined that we are the primary beneficiary and have consolidated this joint venture. For the remaining real estate joint ventures, we concluded we are the primary beneficiary based primarily on our significant power to direct the entities’ activities without any substantive kick-out or participating rights.

A summary of our consolidated VIEs is as follows (in thousands):

	June 30,	December 31,
	2021	2020
Assets Held by VIEs (1)	$211,869	$225,719
Assets Held as Collateral for Debt (2)	40,687	41,798
Maximum Risk of Loss (2)	29,784	29,784
(1)	The decrease between the periods is attributable primarily to disposition activities.
(2)	Represents the amount of debt and related assets held as collateral associated with the bottom dollar guaranty at one real estate joint venture.

Restrictions on the use of these assets can be significant because they may serve as collateral for debt. Further, we are generally required to obtain our partner’s approval in accordance with the joint venture agreement for any major transactions. Transactions with these joint ventures in our condensed consolidated financial statements have primarily been positive as demonstrated by the generation of net income and operating cash flows, as well as the receipt of cash distributions. We and our partners are subject to the provisions of the joint venture agreements which include provisions for when additional contributions may be required to fund operating cash shortfalls, development expenditures, unplanned capital expenditures and repayment of debts.

Unconsolidated VIEs:

At both June 30, 2021 and December 31, 2020, two unconsolidated real estate joint ventures were determined to be VIEs. We have determined that one entity was a VIE through the issuance of a secured loan, since the lender had the ability to make decisions that could have a significant impact on the success of the entity. This entity exercised the first of two one-year renewal options to extend the maturity of a $170 million loan to March 31, 2022. Based on the associated agreements for the future development of a mixed-use project, we concluded that the other entity was a VIE, but we are not the primary beneficiary as the substantive participating rights associated with the entity are shared, and we do not have the power to direct the significant activities of the entity. Our analysis considered that all major decisions require unanimous member consent and those decisions include significant activities such as development, financing, leasing and operations of the entity.

A summary of our unconsolidated VIEs is as follows (in thousands):

	June 30,	December 31,
	2021	2020
Investment in Real Estate Joint Ventures and Partnerships, net (1)	$128,271	$133,468
Other Liabilities, net (2)	8,101	7,624
Maximum Risk of Loss (3)	34,000	34,000
(1)	The carrying amount of the investment represents our contributions to a real estate joint venture, net of any distributions made and our portion of the equity in earnings of the real estate joint venture.
(2)	Includes the carrying amount of an investment where distributions have exceeded our contributions and our portion of the equity in earnings for a real estate joint venture.
(3)	The maximum risk of loss has been determined to be limited to our debt exposure for the real estate joint ventures. Additionally, our investment, including contributions and distributions, associated with a mixed-use project is disclosed in (1) above.

We and our partners are subject to the provisions of the joint venture agreements that specify conditions, including operating shortfalls, development expenditures and unplanned capital expenditures, under which additional contributions may be required.

Note 14. Fair Value Measurements

The COVID-19 pandemic has created uncertainties surrounding the global economy and financial markets. As a result, the full magnitude of the pandemic and the ultimate effect upon the future of our fair value measurements are uncertain at this time. Any changes in fair value for financial instruments marked to fair value will have a direct impact to our financial statements, except for net changes in our investments held in grantor trust and its related obligations. Additionally, changes in fair values for financial instruments not marked to fair value will not have an impact to our financial statements unless plans change to sell or settle the instrument prior to its maturity.

Recurring Fair Value Measurements:

Assets and liabilities measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, aggregated by the level in the fair value hierarchy in which those measurements fall, are as follows (in thousands):

	Quoted Prices
	in Active
	Markets for	Significant
	Identical	Other	Significant
	Assets	Observable	Unobservable	Fair Value at
	and Liabilities	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2021
Assets:
Cash equivalents, primarily money market funds (1)	$46			$46
Restricted cash, primarily money market funds (1)	9,095			9,095
Investments, mutual funds held in a grantor trust (1) (2)	47,310			47,310
Total	$56,451	$—	$—	$56,451
Liabilities:
Deferred compensation plan obligations (2)	$47,310			$47,310
Total	$47,310	$—	$—	$47,310
(1)	For the three and six months ended June 30, 2021, a net gain of $2.8 million and $3.9 million was included in Interest and Other (Expense) Income, net, of which $2.5 million and $3.6 million represented an unrealized gain, respectively.
(2)	See Note 11 for additional information.

	Quoted Prices
	in Active
	Markets for	Significant
	Identical	Other	Significant
	Assets	Observable	Unobservable	Fair Value at
	and Liabilities	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2020
Assets:
Cash equivalents, primarily money market funds (1)	$155			$155
Restricted cash, primarily money market funds (1)	10,144			10,144
Investments, mutual funds held in a grantor trust (1)	43,412			43,412
Total	$53,711	$—	$—	$53,711
Liabilities:
Deferred compensation plan obligations	$43,412			$43,412
Total	$43,412	$—	$—	$43,412
(1)	For the year ended December 31, 2020, a net gain of $5.1 million was included in Interest and Other Income, net, of which $3.7 million represented an unrealized gain. Included in these amounts for the three and six months ended June 30, 2020 was a net gain of $5.1 million and a net loss of $(.9) million, respectively, of which $4.4 million and $(1.9) million represented an unrealized gain (loss), respectively.

Nonrecurring Fair Value Measurements:

Property Impairments

Property, including right-of-use assets, is reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property, including any identifiable intangible assets, site costs and capitalized interest, may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future on an undiscounted basis to the carrying amount of such property. If we conclude that an impairment may have occurred, estimated fair values are determined by management utilizing cash flow models, market capitalization rates and market discount rates, or by obtaining third-party broker valuation estimates, appraisals, bona fide purchase offers or the expected sales price of an executed sales agreement in accordance with our fair value measurements accounting policy. Market capitalization rates and market discount rates are determined by reviewing current sales of similar properties and transactions, and utilizing management’s knowledge and expertise in property marketing.

No assets were measured at fair value on a nonrecurring basis at June 30, 2021. Assets measured at fair value on a nonrecurring basis at December 31, 2020 aggregated by the level in the fair value hierarchy in which those measurements fall, are as follows (in thousands):

Quoted Prices in
	Active Markets for	Significant
	Identical	Other	Significant
	Assets	Observable	Unobservable
	and Liabilities	Inputs	Inputs		Total Gains
	(Level 1)	(Level 2)	(Level 3)	Fair Value	(Losses) (1)
Property (2)		$47,746	$—	$47,746	$(12,686)
Total	$—	$47,746	$—	$47,746	$(12,686)
(1)	Total gains (losses) presented in this table relate to assets that were held by us at December 31, 2020.
(2)	In accordance with our policy of evaluating and recording impairments on the disposal of long-lived assets, property with a carrying amount $60.4 million was written down to a fair value of $47.7 million, resulting in a loss of $12.7 million, which was included in earnings for the fourth quarter of 2020. Management’s estimate of fair value of these properties were determined using bona fide purchase offers for the Level 2 inputs.

Fair Value Disclosures:

Unless otherwise described below, short-term financial instruments and receivables are carried at amounts, which approximate their fair values based on their highly-liquid nature, short-term maturities and/or expected interest rates for similar instruments.

Schedule of our fair value disclosures is as follows (in thousands):

	June 30, 2021			December 31, 2020
		Fair Value			Fair Value
		Using	Fair Value		Using	Fair Value
		Significant	Using		Significant	Using
		Other	Significant		Other	Significant
		Observable	Unobservable		Observable	Unobservable
	Carrying	Inputs	Inputs	Carrying	Inputs	Inputs
	Value	(Level 2)	(Level 3)	Value	(Level 2)	(Level 3)
Other Assets:
Tax increment revenue bonds	$14,758		$19,000	$14,762		$19,000
Debt:
Fixed-rate debt	1,782,960		1,889,306	1,798,419		1,905,306
Variable-rate debt	4,002		4,002	40,000		40,000

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